[VENTAS LOGO]

Ventas, Inc.   10350 Ormsby Park Place   Suite 300   Louisville, Kentucky 40223
                       (502) 357.9000   (502) 357.9029 Fax

                                        Contacts: Debra A. Cafaro
                                                  Chairman, President and CEO
                                                  or
                                                  Richard A. Schweinhart
                                                  Senior Vice President and CFO
                                                  (502) 357-9000


         VENTAS TO ACQUIRE 14 ASSISTED AND INDEPENDENT LIVING FACILITIES
                                FOR $115 MILLION
                                 _______________

                Brookdale Living Communities to Lease Properties
                                 _______________

                    Ventas Reaffirms 2003 Normalized FFO and
       Raises Guidance on 2004 Normalized FFO to $1.70 to $1.74 per share

LOUISVILLE, Ky (January 29, 2004) - Ventas, Inc. (NYSE: VTR) ("Ventas" or the "Company") said today that it has agreed to acquire 14 independent living and assisted living facilities for $115 million. The facilities are located in ten states, contain approximately 2,000 units, and have an average occupancy of 93 percent. Chicago-based Brookdale Living Communities, Inc. affiliates have agreed to lease and operate the properties for 15 years.

     "This investment for Ventas increases our presence in the independent and assisted living markets with stabilized, well managed facilities. The transaction is a significant step in the continued implementation of our strategic diversification plan," Ventas Chief Investment Officer Raymond J. Lewis said. "Additionally, we are delighted to establish a relationship with Brookdale, a nationally respected operator of more than 60 facilities with nearly 12,000 residents. Brookdale's management team is highly regarded for its experience and its commitment to providing its residents with quality living."

     The purchase price in the transaction represents an approximately 11.2 percent capitalization rate on the properties' EBITDA (earnings before interest, taxes, depreciation and amortization, after deduction of management fees), and a per unit cost of $58,000. The Brookdale transaction is expected to be accretive to Ventas's 2004 Funds From Operations (FFO).

     "We are grateful for this opportunity to work with Ventas. This is a very important transaction in Brookdale's continued growth," stated Mark Schulte, Chairman and CEO of Brookdale Living Communities, Inc. "As both Ventas and Brookdale share the same commitment to excellence, I am confident that we will continue what is a great working relationship."

     Ventas said it expects to fund the transaction by assuming approximately $41 million of non-recourse property level debt on certain of the purchased facilities with the balance to be paid from cash on hand or draws on its revolving credit facility. The property level debt encumbers seven of the properties, and has a weighted average interest rate below seven percent.


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Ventas to Acquire 14 Assisted and Independent Living Facilities
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January 29, 2004
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     The annual rent on the 14 properties is expected to be $10.6 million, representing an initial cash yield on Ventas's investment of 9.25 percent. The annual lease payments will escalate each year by the greater of 1.5 percent or 75 percent of the increase in the consumer price index (CPI). Ventas expects that the initial GAAP yield on investment of 10.3 percent could be exceeded over the life of the leases, due to the CPI rent adjustment.

     Concurrent with today's announcement, Ventas completed the first phase of the transaction, with the acquisition of four assets, for a purchase price of $37 million. Acquisition of the remaining ten facilities is expected to be completed shortly. However, there can be no assurance that the remaining transactions will occur or when they will occur.

     Upon completion of the transactions, Ventas expects that certain of the assets will be leased under a triple-net Master Lease. The remaining assets with property level debt will be transitioned into the Master Lease at Ventas's option if and when that debt matures or is retired. Most of the property level debt to be assumed by Ventas in the transaction is pre-payable by 2005. All of the leases will be guaranteed by Brookdale.

     The properties are currently being managed by Brookdale affiliates.

VENTAS REAFFIRMS 2003 NORMALIZED FFO AND RAISES GUIDANCE FOR 2004

     Ventas re-affirmed its 2003 normalized FFO guidance of between $1.52 and $1.54 per diluted share. As previously announced, Ventas expects to issue its 2003 earnings on Thursday evening, February 26, 2004 and host a conference call at 10:00 a.m. Eastern Time the following day.

     Ventas also said it raised its 2004 normalized FFO guidance to between $1.70 and $1.74 per diluted share.

     The Company's increased guidance assumes that the previously announced merger with ElderTrust (NYSE: ETT) will be completed in the first quarter of 2004. The FFO guidance also includes the impact of the acquisition and leasing of the ten remaining Brookdale properties. There can be no assurances that either transaction will occur or when they will occur. Any failure or delay in completing these transactions will reduce the amount of 2004 FFO Ventas expects to achieve.

     In addition to the previously stated assumptions, the Company's FFO guidance (and related GAAP earnings projections) for 2003 and 2004 excludes gains and losses on the sales of assets, and the impact of future acquisitions, additional divestitures and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash "swap ineffectiveness," and (b) any expenses related to the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

     The Company's FFO guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.


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Ventas to Acquire 14 Assisted and Independent Living Facilities
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January 29, 2004
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     Brookdale Living Communities, Inc. is a Chicago-based national leader in providing high quality senior housing, with more than 60 properties in 24 states. Founded in 1986, Brookdale provides independent living and assisted living services to nearly 12,000 residents.

     Ventas, Inc. is a healthcare real estate investment trust that owns 42 hospitals, 194 nursing facilities and 13 other healthcare and senior housing facilities in 37 states. The Company also has investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.'s ("Ventas" or the "Company") and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. ("Kindred") and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company's spin off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy and the Company's ability to identify and consummate diversifying acquisitions or investments, including without limitation, its proposed acquisition of ElderTrust, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company's interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company's taxable net income for the year ending December 31, 2003, (o) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company's other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company's other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.


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Ventas to Acquire 14 Assisted and Independent Living Facilities
Page 4
January 29, 2004
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                                SUPPLEMENTAL DATA

Projected FFO per diluted share for the years ended December 31, 2003 and 2004:

                                             2003 Projected     2004 Projected
                                            ----------------   ----------------
Per diluted share:
Net income ...............................  $2.00  -  $2.02    $1.14  -  $1.18
Adjustments:
    Depreciation on real estate assets ...   0.52  -   0.52     0.56  -   0.56
       Realized gain on sale of
          real estate assets..............  (0.64) -  (0.64)      --  -     --
                                            ------    ------   -----     -----
FFO ......................................  $1.88  -  $1.90    $1.70  -  $1.74

Adjustments:
    Gain on sale of Kindred common stock .  (0.11) -  (0.11)      --  -     --
    Reversal of contingent liability .....  (0.25) -  (0.25)      --  -     --
                                            ------    ------   -----     -----
Normalized FFO............................  $1.52  -  $1.54    $1.70  -  $1.74
                                            ======    ======   =====     =====


     Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

     FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States ("GAAP")), as an indicator of the Company's financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company's liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company's needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in the Company's public filings on Form 10-Q and Form 10-K.


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